Exhibit 99.4

Key Talking Points

Securities Law Disclosure and Additional Information

The tender offer for the outstanding shares of common stock of Techwell, Inc. (“Techwell”) has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Intersil Corporation and an indirect wholly-owned subsidiary of Intersil Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Techwell will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Techwell’s stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to Techwell’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Table of Contents:

I.	Introduction	Page 2
II.	Techwell Products & Markets	Page 2
	a. Security Surveillance	Page 2
	b. Automotive Infotainment	Page 4
III.	Strategic Value for Intersil	Page 5
IV.	Customers	Page 6
V.	Competition	Page 6
VI.	Techwell Value Proposition	Page 7

Key Talking Points

Intersil has signed a definitive agreement to acquire Techwell, Inc., a publicly held (NSDQ: TWLL), fabless semiconductor company that designs and sells mixed signal video solutions for the security surveillance and automotive infotainment markets. Techwell’s mixed signal products enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Pending shareholder approval and meeting other regulatory requirements, the deal is expected to close in approximately 60 days. Techwell is headquartered in San Jose, CA and employs approximately 200 people in eight locations. Last fall, Techwell purchased a private company establishing a large development center in Chengdu, China where approximately 40 people are employed. Techwell also has development resources in Japan, Taiwan, Korea, and Chicago. Techwell also has sales locations throughout the world. The corporate website is www.techwellinc.com.

TECHWELL PRODUCTS & MARKETS

Security Surveillance:

Video security surveillance systems (fig. 1) are used in many different environments including transportation, financial, manufacturing, education, government, and retail. Today, most video security surveillance systems are deployed using multiple analog cameras connected through coax cable to a central control box known as DVR (digital video recorder) or a NVR (networked video recorder). The video stream can then be sent to a variety of places: local display, hard drive and/or a network. The DVR TAM is estimated at $200M and growing at a CAGR of 20% over the next three years.

Key Talking Points

Figure 1: Typical Video Surveillance System

Techwell is a market leader in video decoders for DVR (digital video recorders) owning greater than 70% market share by delivering better performance than its’ competition. Techwell built upon this expertise by integrating surrounding functional blocks into their products including the audio CODEC, multiplexer, and display processor. They have partnered with video CODEC and CPU providers to offer DVR equipment manufactures complete reference designs including both hardware and firmware. Techwell’s product line addresses both low end (typically 4 cameras with standard definition resolution) and high end (typically 16 cameras with HD resolution) systems by offering a family of products with multi-functions and/or multi-channel configurations. By offering various configurations, an equipment manufacture can select the most cost effective solution for their specific application.

The DVR equipment market is very fragmented with manufactures across the globe. Techwell is engaged with leaders in each of these geographies including Hikvision and Dahua in China; EverFocus in Taiwan; and LG and Samsung in Korea.

TW28xx is a product line of feature rich, highly integrated video decoders, video controllers, and video CODEC solutions for the CCTV Security Surveillance market. In addition to integrating 4 video decoders in one chip, TW28xx solutions incorporate DVR audio, multiplexing, DSP, display, compression, motion detection and horizontal/vertical scaling algorithms.

Key Talking Points

Automotive Infotainment:

Today, many new autos include at least one front console display. Increasingly, a display is being used for the radio as well as being installed in rear seats. Rear camera displays are being incorporated into the rear view mirror to meet safety requirements. A modest estimate of today’s market shows 16M displays (all uses) and growing at a CAGR of 22%.

Techwell has leveraged technology developed several years ago for digital TV applications into the automotive display market. They offer a complete signal path solution to drive the display panel. Their integrated solution (fig. 2) includes: video decoder, ADC, scalar/deinterlacer, image enhancement, timing controller (TCON), LED controller, CCFL controller and MCU.

Figure 2: Techwell LCD Display Module

Today, panel manufactures supply the glass and electronics. The electronics are typically based on discrete implementation. Techwell’s integrated solution offers improved performance at a significantly lower price point. Most of Techwell’s automotive revenue to date has been for aftermarket applications. Techwell’s automotive business will be a solid growth driver as design wins into auto subsystem manufactures and auto manufactures ramp in 2010.

TW88xx is a product line of highly integrated LCD TV controllers for TV, Car Display applications and other LCD video displays. TW88xx leverages Techwell’s TW99xx video decoder technology and supports worldwide analog broadcast TV as well as all popular video formats. WIth built in scaling, de-interlacing on -screen-displays The TW88xx can support from QVGA up to SXGA LCD panels.

Key Talking Points

STRATEGIC VALUE FOR INTERSIL

The Techwell acquisition aligns with Intersil’s overall corporate strategy of delivering innovative products with solid revenue growth potential and attractive gross margins (>60%). Given Techwell’s size (~$63M in sales), it accelerates our goal of reaching $1B in annual sales. The deal would be immediately accretive.

Other key highlights of this acquisition are:

1.	Provides market diversification, increasing our percentage of sales into the industrial end market to approximately 31%.

2.	Techwell’s products align with AMS’ video strategy and broadens our industrial and automotive portfolio.

3.	Techwell significantly expands Intersil’s mixed signal and system expertise in video surveillance and automotive display applications.

4.	Techwell’s products allow Intersil to engage very early in a customer’s development cycle and pull through other AMS and Power Management products.

5.	Techwell has engagements with many Asian-based customers where Intersil is currently doing little or no business.

6.	Although Techwell is a very successful business, having access to Intersil’s global manufacturing, sales and marketing resources will lower the cost of their products and accelerate revenue growth.

7.	This acquisition further establishes a stronger development presence in China and adds design resources in Taiwan, Korea and Japan.

Key Talking Points

CUSTOMERS

Leading OEM customers include:

In the automotive display market, Techwell also has significant traction in the OEM and aftermarket customer base.

COMPETITION

In the security surveillance market, Techwell’s competitors include TI, NXP and NEXTCHIP. In the automotive market,Techwell offers the only integrated solution. The alternate solution is a more costly discrete implementation.

Key Talking Points

TECHWELL VALUE PROPOSITIONS

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Advanced Digital Video Processing Technology: Techwell developed a proprietary video decoding architecture for decoding analog video. This architecture allows cost-effective implementation of comb filtering, color demodulating and sync processing. Techwell’s decoders are more tolerant of noise and low input signals than their competitors. This capability enables signals to be transmitted over longer distances – highly valued in security applications. Intersil’s MegaQ could make this even better.

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Extensive System Level Expertise: Techwell’s focus on video has enabled them to develop expertise in analog TV broadcast and popular analog video signals. As a result, Techwell has the extensive knowledge base required to perform the analog, mixed signal and digital processing necessary for the display, storage, and transport of video signals. Techwell’s expertise complements Intersil’s expertise in driving high speed video signals over long distances.

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Integrated Analog and Digital Technologies submicron CMOS Processes: Techwell’s ability to provide high levels of integration implemented in standard CMOS processes enables them to significantly reduce overall BOM cost in both security surveillance and automotive display applications.